Exhibit 99.1
Media Inquires: (312) 606-4356
Investor Relations: (312) 606-4125
USG CORPORATION ANNOUNCES PRELIMINARY,
UNAUDITED RESULTS FOR APRIL AND MAY
     CHICAGO, June 29, 2006 — On June 20, 2006, USG Corporation (NYSE:USG) announced that its Chapter 11 plan of reorganization had become effective. In light of transactions related to its Chapter 11 reorganization, the company announced today preliminary, unaudited results for April and May 2006. For the two-month period, the company reported net sales of $1.0 billion, operating profit of $187 million and net earnings, including Chapter 11 reorganization expenses, of $100 million.
     Operational results for the month of June 2006 are expected to be in line with those recorded in April and May. Second quarter net earnings, when they are reported, are expected to include additional Chapter 11 reorganization expenses to be recorded in June. In addition, the company anticipates a favorable adjustment in June to its previously recorded reserve for estimated asbestos-related claims. Complete results for the second quarter are anticipated to be announced in late July 2006, and the company does not intend to update the information in this release prior to that date.
     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For more information about USG Corporation, visit the USG Web site at www.usg.com.
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USG ANNOUNCES PRELIMINARY, UNAUDITED RESULTS FOR APRIL & MAY/2

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and accordingly may affect the company’s sales and profitability or other results. Actual results may differ due to various factors, including adjustments to reflect bankruptcy-related expenses. USG Corporation assumes no obligation to update any forward-looking information contained in this press release.
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